UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 29, 2009 (December 18, 2009)
Champion Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Michigan

(State or Other Jurisdiction of Incorporation)

1-9751	38-2743168

(Commission File Number)	(IRS Employer Identification No.)

755 W Big Beaver Rd, Suite 1000, Troy, Michigan	48084

(Address of Principal Executive Offices)	(Zip Code)
(248) 614-8200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On December 29, 2009, Champion Home Builders Co. (“Champion Homes”), a wholly-owned subsidiary of Champion Enterprises, Inc. (the “Company”), the Company and certain additional subsidiaries of the Company received confirmation that it had received the necessary signatures to enforce a First Amendment to the Debtor-in-Possession Credit Agreement (the “First Amendment to the DIP Credit Agreement”) with Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as Administrative Agent and Collateral Agent, and the lenders party thereto (the “Lenders”). The First Amendment to the DIP Credit Agreement is effective as of December 18, 2009, and permits the Debtors to draw an additional $5 million in New Money Loans, extends the date of the Sale Motion Milestone to January 8, 2010, and amends certain provisions relating to the Debtors’ reporting of financial information, among other things. The total amount of the DIP Credit Agreement remains unchanged.
On December 18, 2009, the Bankruptcy Court entered a Second Interim Order (modifying the November 17, 2009 First Interim Order that had permitted the Debtors to, among other things, draw $30.335 million of New Money Loans under the $40 million DIP Credit Agreement). The Second Interim Order, consistent with the First Amended DIP Credit Agreement provides, among other things, that the Debtors may draw (on an interim basis) an additional $5 million in New Money Loans and reschedules the hearing to approve the DIP Credit Agreement to January 6, 2010.
The foregoing description of the First Amendment to the DIP Credit Agreement is qualified in its entirety by reference to the full text of the First Amendment to the DIP Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

Exhibit
Number

10.1	First Amendment to the DIP Credit Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHAMPION ENTERPRISES, INC.
By:	s/ Roger K. Scholten
Roger K. Scholten
Senior Vice President, General Counsel, and Secretary

Date: December 29, 2009